UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2015, Scientific Games Corporation (the “Company”) announced that Scott D. Schweinfurth, its Executive Vice President and Chief Financial Officer, will retire from the Company, effective as of the later of: (i) the date the Company files its Form 10-K for the year ended December 31, 2015, and (ii) the date Mr. Schweinfurth’s successor is appointed (such later date, the “Separation Date”), provided that the Separation Date will be no later than March 15, 2016.  The Company has commenced a search for Mr. Schweinfurth’s replacement.  There are no disagreements between Mr. Schweinfurth and the Company’s Board of Directors or management and his retirement is not related to the Company’s operations, policies, practices or any issues regarding the integrity of the Company’s financial statements or accounting policies and practices or the effectiveness of the Company’s internal control over financial reporting.

On November 12, 2015, the Company and Mr. Schweinfurth entered into a mutual separation agreement (the “Agreement”) in connection with his retirement.  The Agreement provides for Mr. Schweinfurth’s continued service as Executive Vice President and Chief Financial Officer through the Separation Date, and sets forth employment and compensation provisions that are applicable both prior to and following the Separation Date.  Pursuant to the Agreement, Mr. Schweinfurth will receive his current compensation, benefits and standard reimbursements and perquisites through the Separation Date under his Amended and Restated Employment Agreement with the Company, dated April 1, 2014 (“Employment Agreement”).  Mr. Schweinfurth will remain eligible for an annual bonus with respect to the Company’s 2015 fiscal year if the Company meets the performance goals set forth in the 2015 MICP Cash Bonus Plan as approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Agreement provides for, among other things, a cash payment to Mr. Schweinfurth in an amount equal to $1,100,000, which cash payment will be payable over a one-year period following the Separation Date.  In addition, the Agreement provides for accelerated vesting of 84,718 of Mr. Schweinfurth’s restricted stock units (“RSUs”) and accelerated vesting of 51,754 of his stock options. In addition, the Agreement provides that 21,921 performance-conditioned RSUs granted to Mr. Schweinfurth will continue to vest, which amounts are subject to potential reduction or increase based on the Committee’s determinations regarding the satisfaction of the applicable performance criteria and proration based on the number of days Mr. Schweinfurth is employed during the performance period.  Mr. Schweinfurth is also entitled to reimbursement of certain costs in an amount up to $160,000, plus payment for unused vacation days.  All payments would generally be subject to applicable tax withholdings.  These amounts are generally what Mr. Schweinfurth would have received under his Employment Agreement had he been terminated by the Company.

As part of the Agreement, and subject to certain conditions, Mr. Schweinfurth has agreed that the payments described in the Agreement will not be payable to him unless he executes a release of claims against the Company and its affiliates following the Separation Date.  In addition, the Agreement subjects Mr. Schweinfurth to certain restrictions regarding confidentiality, non-disparagement, and a 12-month post-Separation Date non-competition and non-solicitation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: November 16, 2015	By:	/s/ David W. Smail
		Name:	David W. Smail
		Title:	Executive Vice President and Chief Legal Officer